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Exhibit 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
EXPANDS PRESENCE IN NORTHERN OHIO

        Dallas, Texas (June 19, 2002)—United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has acquired a majority ownership interest in The Surgery Center located in Middleburg Heights, Ohio, a suburb of Cleveland.

        Commenting on the addition of the surgery center, Donald E. Steen, United Surgical Partners International's chairman and chief executive officer, said, "This is the second surgery center we have acquired this year in the northern Ohio market. We are pleased to be reassociated with this surgery center that has both an excellent reputation in the community and an excellent medical staff. The center is a multi-specialty facility with six operating rooms. We look forward to working with the medical staff to continue to expand the range of services offered at the center."

        United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 57 surgical facilities in the United States, Spain and the United Kingdom. Of these facilities, the Company operates 22 domestic facilities through strategic relationships with ten major not-for-profit healthcare system partners

        The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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UNITED SURGICAL PARTNERS INTERNATIONAL EXPANDS PRESENCE IN NORTHERN OHIO